Exhibit 10.3
BAKER HUGHES INCORPORATED
CHANGE IN CONTROL SEVERANCE PLAN
(Amendment and Restatement Effective January 1, 2009)

BAKER HUGHES INCORPORATED
CHANGE IN CONTROL SEVERANCE PLAN
(Amendment and Restatement Effective January 1, 2009)
     WHEREAS, Baker Hughes Incorporated, a corporation organized and existing under the laws of the State of Delaware (the “Company”), recognizes that one of its most valuable assets is its key management executives;
     WHEREAS, the Company would like to provide severance benefits in the event that the employment of a key management executive is involuntarily terminated in conjunction with a change in control;
     WHEREAS, the Company previously established the Baker Hughes Incorporated Change in Control Severance Plan (the “Plan”); and
     WHEREAS, the Company desires to amend the Plan to comply with section 409A of the Internal Revenue Code of 1986, as amended.
     NOW, THEREFORE, the Company adopts the amendment and restatement of the Plan, effective January 1, 2009.

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TABLE OF CONTENTS
(continued)

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BAKER HUGHES INCORPORATED
CHANGE IN CONTROL SEVERANCE PLAN
1. ESTABLISHMENT AND OBJECTIVE
     1.1 Establishment. Baker Hughes Incorporated, a Delaware corporation, hereby establishes a plan for certain designated employees to be known as the “Baker Hughes Incorporated Change in Control Severance Plan” (the “Plan”).
     1.2 Objective. The Plan is designed to attract and retain certain designated employees of the Company (defined below) and to reward such employees of the Company by providing replacement income and certain benefits in conjunction with a Change in Control (defined below).
2. DEFINITIONS
     2.1 Capitalized Terms. Whenever used in the Plan, the following capitalized terms in this Section 2.1 shall have the meanings set forth below:
     “Affiliate” means any entity which is a member of (i) the same controlled group of corporations within the meaning of section 414(b) of the Code with Baker Hughes, (ii) a trade or business (whether or not incorporated) which is under common control (within the meaning of section 414(c) of the Code) with Baker Hughes or (iii) an affiliated service group (within the meaning of section 414(m) of the Code) with Baker Hughes.
     “Annual Incentive Plan” means the Baker Hughes Incorporated Annual Incentive Compensation Plan, as amended from time to time, any guidelines issued pursuant to such plan, and any other annual incentive bonus plans adopted by the Company from time to time which are in replacement of such plan.
     “Applicable Multiple” means, with respect to any Participant, the applicable multiple specified in Exhibit A.
     “Assets” means assets of any kind owned by Baker Hughes, including but not limited to securities of Baker Hughes’ direct and indirect subsidiaries and Affiliates.
     “Baker Hughes” means Baker Hughes Incorporated, a Delaware corporation, and any successor by merger or otherwise.
     “Base Compensation” means a Participant’s base salary or wages (as defined in section 3401(a) of the Code for purposes of federal income tax withholding) from the Company, modified by including any portion thereof that such Participant could have received in cash in lieu of any elective deferrals made by the Participant pursuant to the Supplemental Retirement Plan (other than deferrals of bonuses) or pursuant to a qualified cash or deferred arrangement described in section 401(k) of the Code and any elective contributions under a cafeteria plan described in section 125, and modified further by excluding any bonus, incentive compensation (including but not limited to equity-based compensation), commissions, expense reimbursements or other expense allowances, fringe benefits (cash and noncash), moving expenses, deferred compensation (other than elective deferrals by the Participant under a qualified cash or deferred arrangement described in section 401(k) of the Code or the Supplemental Retirement Plan that are expressly included in “Base Compensation” under the foregoing provisions of this definition), welfare benefits as defined in ERISA, overtime pay, special performance compensation amounts and severance compensation.
     “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to those terms in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.
     “Board” means the Board of Directors of Baker Hughes or other governing body of Baker Hughes or its direct or indirect parent.
     “Bonus” means the sum of (a) the amount of the annual incentive bonus, if any, paid in cash by the Company under the Annual Incentive Plan to or for the benefit of an Employee for services rendered or labor performed during a fiscal year of the Company and (b) the amount of the discretionary cash bonus or other cash bonus paid outside the Annual Incentive Plan, if any, paid in cash by the Company to or for the benefit of an Employee for services rendered or labor performed during the same fiscal year of the Company. An Employee’s Bonus shall be determined by including any portion thereof that such Participant could have received in cash in lieu of (i) any elective deferrals made by such Participant pursuant to the Supplemental Retirement Plan or (ii) elective contributions made on such Participant’s behalf by the Company pursuant to a qualified cash or deferred arrangement (as defined in section 401(k) of the Code) or pursuant to a plan maintained under section 125 of the Code.
     “Cause” means (i) the willful and continued failure by the Employee to substantially perform the Employee’s duties with the Company (other than any such failure resulting from the Employee’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Employee by the Board (or by a delegate appointed by the Board), which demand specifically identifies the manner in which the Board believes that the Employee has not substantially performed the Employee’s duties, or (ii) the willful engaging by the Employee in conduct which is demonstrably and materially injurious to the Company or any of its Affiliates, monetarily or otherwise. For purposes of Sections (i) and (ii) of this definition, (A) no act, or failure to act, on the Employee’s part shall be deemed “willful” if done, or omitted to be done, by the Employee in good faith and with reasonable belief that the act, or failure to act, was in the best interest of the Company and (B) in the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Company establishes to the Board by clear and convincing evidence that Cause exists.
     “Change in Control” means the occurrence of any of the following events:
     (a) the individuals who are Incumbent Directors cease for any reason to constitute a majority of the members of the Board;

     (b) the consummation of a Merger of Baker Hughes or an Affiliate of Baker Hughes with another Entity, unless the individuals and Entities who were the Beneficial Owners of the Voting Securities of Baker Hughes outstanding immediately prior to such Merger own, directly or indirectly, at least 50 percent of the combined voting power of the Voting Securities of any of Baker Hughes, the surviving Entity or the parent of the surviving Entity outstanding immediately after such Merger;
     (c) any Person, other than a Specified Owner, becomes a Beneficial Owner, directly or indirectly, of securities of Baker Hughes representing 30 percent or more of the combined voting power of Baker Hughes’ then outstanding Voting Securities;
     (d) a sale, transfer, lease or other disposition of all or substantially all of Baker Hughes’ Assets is consummated (an “Asset Sale”), unless:
     (1) the individuals and Entities who were the Beneficial Owners of the Voting Securities of Baker Hughes immediately prior to such Asset Sale own, directly or indirectly, 50 percent or more of the combined voting power of the Voting Securities of the Entity that acquires such Assets in such Asset Sale or its parent immediately after such Asset Sale in substantially the same proportions as their ownership of Baker Hughes’ Voting Securities immediately prior to such Asset Sale; or
     (2) the individuals who comprise the Board immediately prior to such Asset Sale constitute a majority of the board of directors or other governing body of either the Entity that acquired such Assets in such Asset Sale or its parent (or a majority plus one member where such board or other governing body is comprised of an odd number of directors); or
     (e) The stockholders of Baker Hughes approve a plan of complete liquidation or dissolution of Baker Hughes.
     “Code” means the Internal Revenue Code of 1986, as amended, or any successor act.
     “Committee” means, prior to a Change in Control or a Potential Change in Control, the Compensation Committee of the Board. After a Change in Control or a Potential Change in Control, “Committee” means (i) the individuals (not fewer than three (3) in number) who, on the date six months prior to the Change in Control constitute the Compensation Committee of the Board, plus, (ii) in the event that fewer than three (3) individuals are available from the group specified in clause (i) above for any reason, such individuals as may be appointed by the individual or individuals so available (including for this purpose any individual or individuals previously so appointed under this clause (ii)); provided, however, that the maximum number of individuals constituting the Committee after a Change in Control or Potential Change in Control shall not exceed six (6).
     “Company” means Baker Hughes or an Employer.

     “Disability” means the Participant’s incapacity due to physical or mental illness that has caused the Participant to be absent from full-time performance of his duties with the Company for a period of six (6) consecutive months.
     “Effective Date” means December 3, 2003, the date on which the Plan was adopted.
     “Employee” means an individual (i) who is employed in the services of the Company on the Company’s active payroll, and (ii) who is also a United States-based executive salary grade system employee (under the Company’s then current payroll system categories), or any comparable executive designations in any system that replaces the United States-based salary grade system. Notwithstanding the foregoing, the Committee may from time to time designate other individuals who may be selected for participation in the Plan.
     “Employer” means any Affiliate that adopts the Plan pursuant to the provisions of Section 10.
     “Employment Termination Date” means the date as of which a Participant incurs a Termination of Employment determined in accordance with the provisions of Section 6.2.
     “Entity” means any corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization or other business entity.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor act.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor act.
     “Excise Tax” means the excise tax imposed by section 4999 of the Code or any similar tax payable under any United States federal, state, or local statute.
     “Expiration Date” shall have the meaning specified in the definition of the “Term of the Plan”.
     “Good Reason” for termination by the Employee of his employment means the occurrence (without the Employee’s express written consent) after any Change in Control, or prior to a Change in Control under the circumstances described in clauses (ii) and (iii) of the second paragraph of the definition of Termination of Employment (treating all references to “Change in Control” in paragraphs (a) through (f) below as references to a “Potential Change in Control”), of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in paragraph (a), (e), (f) or (g) below, such act or failure to act is corrected prior to the effective date of the Employee’s termination for Good Reason:

the assignment to the Employee of any duties or responsibilities which are substantially diminished as compared to the Employee’s duties and responsibilities immediately prior to a Change in Control or a material change in the Employee’s reporting responsibilities, titles or offices as an Employee and as in effect immediately prior to the Change in Control.
     (a) a reduction by the Company in the Employee’s annual Base Compensation as in effect on the date hereof or as the same may be increased from time to time, except for across-the-board salary reductions similarly affecting all individuals having a similar level of authority and responsibility with the Company and all individuals having a similar level of authority and responsibility with any Person in control of the Company;
     (b) the relocation of the Employee’s principal place of employment to a location outside of a 50-mile radius from the Employee’s principal place of employment immediately prior to the Change in Control or the Company’s requiring the Employee to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with the Employee’s business travel obligations immediately prior to a Change in Control;
     (c) the failure by the Company to pay to the Employee any portion of the Employee’s current compensation except pursuant to an across-the-board compensation deferral similarly affecting all individuals having a similar level of authority and responsibility with the Company and all individuals having a similar level of authority and responsibility with any Person in control of the Company, or to pay to the Employee any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;
     (d) the failure by the Company to continue in effect any compensation plan in which the Employee participates immediately prior to the Change in Control which is material to the Employee’s total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Employee’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Employee’s participation relative to other participants, as existed immediately prior to the Change in Control;
     (e) the failure by the Company to continue to provide the Employee with benefits substantially similar to those enjoyed by the Employee under any of the Company’s pension, savings, life insurance, medical, health and accident, or disability plans in which the Employee was participating immediately prior to the Change in Control (except for across the board changes similarly affecting all individuals having a similar level of authority and responsibility with the Company and all individuals having a similar level of authority and responsibility with any Person in control of the Company), the taking of any other action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Employee of any material fringe benefit or Perquisite enjoyed by the Employee at the time of the Change in

Control, or the failure by the Company to provide the Employee with the number of paid vacation days to which the Employee is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect immediately prior to the time of the Change in Control; or
     (f) any purported termination of the Employee’s employment which is not effected pursuant to a notice of termination satisfying the requirements of Section 6.1 hereof.
     The Employee’s right to terminate his employment for Good Reason shall not be affected by the Employee’s incapacity due to physical or mental illness. The Employee’s continued employment shall not constitute consent to, or a waiver of any rights with respect to, any act or failure to act constituting Good Reason hereunder.
     For purposes of any determination regarding the existence of Good Reason, any claim by the Employee that Good Reason exists shall be presumed to be correct unless the Company establishes to the Committee by clear and convincing evidence that Good Reason does not exist. The Committee’s determination regarding the existence of Good Reason shall be conclusive and binding upon all parties unless the Committee’s determination is arbitrary and capricious.
     “Gross-Up Payment” means the additional amount paid to a Participant pursuant to Section 4.4.
     “Highest Base Compensation” means the Participant’s annualized Base Compensation in effect immediately prior to (1) a Change in Control, (2) the first event or circumstance constituting Good Reason, or (3) the Participant’s Termination of Employment, whichever is greatest.
     “Incumbent Director” means –
          (a) a member of the Board on the Effective Date; or
          (b) an individual-
     (1) who becomes a member of the Board after the Effective Date;
     (2) whose appointment or election by the Board or nomination for election by Baker Hughes’ stockholders is approved or recommended by a vote of at least two-thirds of the then serving Incumbent Directors (as defined herein); and
     (3) whose initial assumption of service on the Board is not in connection with an actual or threatened election contest.
     “Interest Amount” has the meaning specified in Section 4.3(i).
     “Merger” means a merger, consolidation or similar transaction.

     “Participant” means an individual who is eligible to participate in the Plan under the provisions of Section 3.
     “Pension Plan” means the Baker Hughes Incorporated Pension Plan, as amended from time to time.
     “Perquisites” means benefits such as any airline VIP club memberships; country club and/ or health club membership dues and expenses related to the use of the country club and/ or health club; supplemental life insurance; financial consulting; and office equipment for use in the home (e.g., cellular telephones, personal digital assistance, home computers and office accessories similar to the office accessories available to the Employee in his employment office and monthly Internet connection fees) that may be provided by the Company from time to time.
     “Person” shall have the meaning ascribed to the term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof, except that the term shall not include (a) the Company or any of its Affiliates, (b) a trustee or other fiduciary holding Company securities under an employee benefit plan of the Company or any of its Affiliates, (c) an underwriter temporarily holding securities pursuant to an offering of those securities or (d) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
     “Plan” means the Baker Hughes Incorporated Change in Control Severance Plan, as it may be amended from time to time.
     “Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
     (a) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;
     (b) the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;
     (c) any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 15 percent or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates); or
     (d) the Board adopts a resolution to the effect that, for purposes of the Plan, a Potential Change in Control has occurred.
     “Renewal Date” shall have the meaning specified in the definition of the “Term of the Plan.”

     “Section 409A” means section 409A of the Code and the Department of Treasury rules and regulations issued thereunder.
     “Separation From Service” has the meaning ascribed to that term in Section 409A.
     “Specified Employee” means a person who is, as of the date of the person’s Separation From Service, a “specified employee” within the meaning of Section 409A, taking into account the elections made and procedures established in resolutions adopted by the Administrative Committee of Baker Hughes.
     “Specified Owner” means any of the following:
Baker Hughes;
     (a) an Affiliate of Baker Hughes;
     (b) an employee benefit plan (or related trust) sponsored or maintained by Baker Hughes or any Affiliate of Baker Hughes;
     (c) a Person that becomes a Beneficial Owner of Baker Hughes’ outstanding Voting Securities representing 30 percent or more of the combined voting power of Baker Hughes’ then outstanding Voting Securities as a result of the acquisition of securities directly from Baker Hughes and/or its Affiliates; or
     (d) a Person that becomes a Beneficial Owner of Baker Hughes’ outstanding Voting Securities representing 30 percent or more of the combined voting power of Baker Hughes’ then outstanding Voting Securities as a result of a Merger if the individuals and Entities who were the Beneficial Owners of the Voting Securities of Baker Hughes outstanding immediately prior to such Merger own, directly or indirectly, at least 50 percent of the combined voting power of the Voting Securities of any of Baker Hughes, the surviving Entity or the parent of the surviving Entity outstanding immediately after such Merger in substantially the same proportions as their ownership of the Voting Securities of Baker Hughes outstanding immediately prior to such Merger.
     “Supplemental Retirement Plan” means the Baker Hughes Incorporated Supplemental Retirement Plan, as amended from time to time.
     “Term of the Plan” means the period commencing on the Effective Date and ending on:
     (a) the last day of the three-year period beginning on the Effective Date if no Change in Control shall have occurred during that three-year period (such last day being the “Expiration Date”); or
     (b) if a Change in Control shall have occurred during (i) the three-year period beginning on the Effective Date or (ii) any period for which the Term of the Plan shall have been automatically extended pursuant to the second sentence of this definition, the two-year period beginning on the date on which the Change in Control occurred.
     After the expiration of the time period described in subsection (a) of this definition and in the absence of a Change in Control (as described in subsection (b) of this definition) the Term of the Plan shall be automatically extended for successive two-year periods beginning on the day immediately following the Expiration Date (the beginning date of each successive two-year period being a “Renewal Date”), unless, not later than 18 months prior to the Expiration Date or applicable Renewal Date, the Company shall give notice to Participants that the Term of the Plan will not be extended.
     “Termination of Employment” means the termination of an individual’s employment relationship with the Company (i) by the Company without Cause after a Change in Control occurs, or (ii) by the individual for Good Reason after a Change in Control occurs.
     For purposes of this definition, an individual’s employment shall be deemed to have been terminated after a Change in Control, if (i) the individual’s employment is terminated by the Company without Cause prior to a Change in Control (whether or not a Change in Control ever occurs) and such termination was at the request or direction of a Person who has entered into an agreement with the Company, the consummation of which would constitute a Change in Control; (ii) the individual terminates his employment for Good Reason prior to a Change in Control (whether or not a Change in Control ever occurs) and the circumstance or event which constitutes Good Reason occurs at the request or direction of a Person who has entered into an agreement with the Company, the consummation of which would constitute a Change in Control; or (iii) the individual’s employment is terminated by the Company without Cause or by the individual for Good Reason and such termination or the circumstance or event which constitutes Good Reason is otherwise in connection with or in anticipation of a Change in Control (whether or not a Change in Control ever occurs). For purposes of any determination regarding the applicability of the immediately preceding sentence, any position taken by the Participant shall be presumed to be correct unless the Company establishes to the Committee by clear and convincing evidence that such position is not correct.
     Termination of Employment does not include (i) a termination of employment due to the individual’s death or Disability, or (ii) a termination of employment by the individual without Good Reason.
     “Thrift Plan” means the Baker Hughes Incorporated Thrift Plan, as amended from time to time.
     “Voting Securities” means the outstanding securities entitled to vote generally in the election of directors or other governing body.
     2.2 Number and Gender. As used in the Plan, unless the context otherwise expressly requires to the contrary, references to the singular include the plural, and vice versa;

references to the masculine include the feminine and neuter; references to “including” mean “including (without limitation)”; and references to Sections and clauses mean the sections and clauses of the Plan.
     2.3 Headings. The headings of Sections herein are included solely for convenience, and if there is any conflict between such headings and the text of the Plan, the text shall control.
3. ELIGIBILITY
     The individuals who shall be eligible to participate in the Plan shall be those Employees who are selected by the Committee. The Committee shall notify an Employee who has been selected for participation of his eligibility to participate in the Plan by furnishing him a written notification of participation that specifies whether he is a Level 1 or Level 2 executive for purposes of the Plan.
     Notwithstanding any other provision of the Plan, an Employee shall not be eligible to participate in the Plan if there is in effect an individual severance agreement (including an employment agreement that provides for severance benefits) or change in control agreement between the Employee and the Company.
     Notwithstanding any other provision of the Plan, the Board may discontinue an individual’s eligibility to participate in the Plan by providing him written advance notice (the “Notice”), no later than 18 months prior to the Expiration Date or a Renewal Date (as defined in the definition of “Term of the Plan” in Section 2.1), that he shall no longer participate in the Plan; provided, however, that should a Change in Control occur during such 18-month advance notification period, the Notice shall be void and of no effect, and the Participant shall be eligible to participate in the Plan as if the Notice were never given.
4. BENEFITS
     4.1 Equity Based Compensation. Upon the occurrence of a Change in Control, all options to acquire Baker Hughes stock, all shares of restricted Baker Hughes stock, and all stock appreciation rights, the value of which is determined by reference to or based upon the value of Baker Hughes stock, held by the Participant under any plan of the Company shall become immediately vested, exercisable and nonforfeitable and all conditions thereof (including, but not limited to, any required holding periods) shall be deemed to have been satisfied. This effect, if any, of a Change in Control on any other equity incentives and other awards the value of which is determined by reference to or based upon the value of Baker Hughes stock shall be determined in accordance with the terms of the applicable award agreement and any terms and conditions issued by the Compensation Committee of the Board are applicable to the award.
     4.2 Compensation and Benefits During Incapacity and Prior to Termination of Employment. Following a Change in Control and during the Term of the Plan, during any period in which the Participant fails to perform the Participant’s full-time duties with the Company as a result of incapacity due to physical or mental illness, the Company shall pay the Participant’s full salary to the Participant at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Participant under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period, until the Participant’s employment is terminated by the Company for Disability.
     4.3 Benefits Following Termination of Employment. If a Participant incurs a Termination of Employment during the Term of the Plan, the Company shall provide the Participant the benefits described below. Further details of the benefits described in this Section 4.3 are provided in Exhibit A.
     (a) Severance Payment Based Upon Base Compensation. The Company will pay the Participant a cash severance benefit in an amount equal to the Participant’s Applicable Multiple multiplied by the Employee’s Highest Base Compensation. A Participant’s severance payment under this paragraph (a) will be paid in accordance with the provisions of Section 5.
     (b) Severance Payment Based Upon Bonuses. The Company will pay the Participant a cash severance benefit in an amount equal to the sum of (1) and (2) where (1) is an amount equal to the product of (A) the expected value target percentage under the Participant’s Bonus for Baker Hughes’ fiscal year in which the Participant’s Termination of Employment occurs, (B) the Participant’s Highest Base Compensation and (C) a fraction, the numerator of which is the number of days in the Company’s fiscal year in which occurs the Participant’s Employment Termination Date through the Participant’s Employment Termination Date and the denominator of which is 365 and (2) is an amount equal to the product of (A) the Participant’s expected value target percentage under the Participant’s Bonus for Baker Hughes’ fiscal year in which the Participant’s Termination of Employment occurs, and (B) the Participant’s Applicable Multiple. However, if the Participant’s Employment Termination Date occurs during the same calendar year in which a Change in Control occurs, the pro-rata bonus payment described in clause (1) of the preceding sentence shall be offset by any payments received by the Participant under the Annual Incentive Compensation Plan in connection with the Change in Control. A Participant’s severance payment under this paragraph (b) will be paid in accordance with the provisions of Section 5.
     (c) Outplacement Payment. The Company will provide the Participant a cash payment in the amount specified in the relevant provisions of Exhibit A. Any such cash payment will be paid in accordance with the provisions of Section 5.
     (d) Pension, Thrift and Supplemental Retirement Plans. In addition to the retirement benefits to which the Participant is entitled under the Thrift Plan, the Pension Plan and the Supplemental Retirement Plan, the Company shall pay the Participant a single sum cash payment in an amount equal to the undiscounted value of (A) the employer-provided accruals under the Pension Plan that the Participant would have earned and (B) the employer contributions the Company would have made to the Thrift Plan and the Supplemental Retirement Plan (including but not limited to matching and base contributions) on behalf of the

Participant had the Participant continued in the employ of the Company for a period of time determined in accordance with the relevant provisions of Exhibit A, assuming for this purpose that (i) the Participant’s earned compensation per year during the relevant period of time provided in Exhibit A is the sum of (1) the Participant’s Highest Base Compensation and (2) the product of (A) the expected value target percentage under the Participant’s Bonus for the Baker Hughes’ fiscal year in which the Participant’s Termination of Employment occurs, (B) the Participant’s Highest Base Compensation, and (C) the Applicable Multiple; and (ii) contribution, deferral, credit and accrual percentages made under the Pension Plan, the Thrift Plan and the Supplemental Retirement Plan, by and on behalf of the Participant during the relevant period of time provided in Exhibit A, are the same percentages in effect on the date of the Change in Control or the Participant’s Employment Termination Date, whichever is more favorable for the Participant. The payment required under this paragraph (d) will be made in accordance with the provisions of Section 5.
     (e) Accident and Health Insurance Benefits. For the period of time following the Participant’s Employment Termination Date specified in Exhibit A (the “Continuation Period”), the Company shall arrange to provide the Participant and his dependents accident and health insurance benefits, in each case, substantially similar to those provided to the Participant and his dependents immediately prior to the Employment Termination Date or, if more favorable to the Participant, those provided to the Participant and his dependents immediately prior to the first occurrence of an event or circumstance constituting Good Reason, at no greater cost to the Participant than the cost to the Participant immediately prior to such date or occurrence. Benefits otherwise receivable by the Participant pursuant to this Section 4.3(e) shall be reduced to the extent benefits of the same type are received by the Participant during the Continuation Period (and any such benefits received by the Participant shall be reported to the Company by the Participant).
     Except for any reimbursements under the applicable group health plan that are subject to a limitation on reimbursements during a specified period, the amount of expenses eligible for reimbursement under this Section 4.3(e), or in-kind benefits provided, during the Participant’s taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Participant. Any reimbursement of an expense described in this Section 4.3(e) shall be made on or before the last day of the Participant’s taxable year following the Participants’ taxable year in which the expense was incurred. The Participant’s right to reimbursement or in-kind benefits pursuant to this Section 4.3(e) shall not be subject to liquidation or exchange for another benefit. To the extent that the benefits provided to the Participant pursuant to this Section 4.3(e) are taxable to the Participant and are not otherwise exempt from Section 409A, any amounts to which the Participant would otherwise be entitled under this Section 4.3(e) during the first six months following the date of the Participant’s Separation From Service shall be accumulated and paid to the

Participant on the date that is six months following the date of his Separation From Service.
     (f) Life Insurance. A Participant shall be entitled to a single sum cash payment in an amount equivalent to the product of (1) the monthly basic life insurance premium applicable to the Participant’s basic life insurance coverage on his Employment Termination Date and (2) the period of time determined in accordance with the relevant provisions of Exhibit A. The single sum cash payment will be made in accordance with the provisions of Section 5. A Participant may, at his option, convert his basic life insurance coverage to an individual policy after his Employment Termination Date by completing the forms required by the Company.
     (g) Perquisites. A Participant shall be entitled to a single sum cash payment which shall be an amount equal to the sum of (1) the cost of the Participant’s Perquisites in effect prior to his Termination of Employment for the remainder of the calendar year in which the Employment Termination Date occurs; plus (2) the cost of the Participant’s Perquisites in effect prior to his Termination of Employment for an additional period of time determined in accordance with the relevant provisions of Exhibit A. The payment required under this paragraph (g) will be made in accordance with the provisions of Section 5. If the aggregate fair market value of the club memberships to be purchased does not exceed the amount of the dollar limitation under section 402(g)(1) of the Code in effect when the Participant incurs a Separation From Service, a Participant may, at his option, purchase any of his club memberships held in the Company’s name on the terms mutually agreed by the Participant and the Committee.
     (h) Retiree Medical. If the Participant would have become entitled to benefits under the Company’s post-retirement health care insurance plans, as in effect immediately prior to the Employment Termination Date or, if more favorable to the Participant as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, had the Participant’s employment terminated at any time during the period of thirty-six (36) months after the Employment Termination Date, the Company shall provide such post-retirement health care insurance benefits to the Participant and the Participant’s dependents commencing on the later of (i)  the date on which such coverage would have first become available and (ii) the date on which the applicable benefits described in paragraph  (e) of this Section 4.3 terminate.
     Except for any reimbursements under the applicable group health plan that are subject to a limitation on reimbursements during a specified period, the amount of expenses eligible for reimbursement under this Section 4.3(h), or in-kind benefits provided, during the Participant’s taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of the Participant. Any reimbursement of an expense described in this Section 4.3(h) shall be made on or before the last day of the Participant’s taxable year following the Participants’ taxable year in which the expense was incurred. The Participant’s right to reimbursement or in-kind benefits pursuant to this Section 4.3(h) shall not be subject to liquidation or exchange for another benefit. To the extent that the benefits provided to the Participant pursuant to this Section 4.3(h) are taxable to the Participant and are not otherwise exempt from Section 409A, any amounts to which the Participant would otherwise be entitled under this Section 4.3(h) during the first six months following the date of the Participant’s Separation From Service shall be accumulated and paid to the Participant on the date that is six months following the date of his Separation From Service.
     (i) Interest Amount. If the Participant is a Specified Employee, the Company shall pay to the Participant, on the date that is six months following the Participant’s Separation From Service, an amount equal to the amount of interest that would be earned on the amounts specified in Sections 4.3(a), 4.3(b), 4.3(c), 4.3(d), 4.3(f), and 4.3(g) and, to the extent subject to a mandatory six-month delay in payment, the amounts specified in Sections 4.3(e), 4.3(h), 4.4 and 4.5, for the period commencing on the date of the Participant’s Separation From Service until the date of payment of such amounts, calculated using an interest rate equal to the six month London Interbank Offered Rate in effect on the date of the Participant’s Separation From Service plus two percentage points (the “Interest Amount”).
     4.4 Tax Gross-Up Payments. If any payments or benefits received or to be received by the Participant (whether pursuant to the terms of the Plan, or any other plan or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (such payments or benefits, excluding the Gross-Up Payment, being hereinafter referred to as the “Total Payments”) will be subject to the Excise Tax, the Company shall pay the Participant an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Participant after the deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment shall be equal to the Total Payments. The purpose of this Section is to place the Participant in the same economic position such Participant would have been in had no Excise Tax been imposed with respect to the Total Payments.
     For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax,
     (i) all of the Total Payments shall be treated as “parachute payments” (within the meaning of section 280G(b)(2) of the Code) unless, in the opinion of tax counsel (the “Tax Counsel”) reasonably acceptable to the Participant and selected by the accounting firm which was, immediately prior to the Change in Control, the Company’s independent auditor (the “Auditor”), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code,
     (ii) all “excess parachute payments” within the meaning of section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of the Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code) in excess of the “base amount” (within the meaning of section 280G(b)(3) of the Code) allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and
     (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code.
     For purposes of determining the amount of the Gross-Up Payment, the Participant shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Participant’s residence on the Employment Termination Date (or if there is no Employment Termination Date, then the date on which the Gross-Up Payment is calculated for purposes of this Section 4.4), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
     In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the payment of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Participant with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined. The Participant and the Company shall each reasonably cooperate with the other relative to any administrative or judicial proceedings concerning the existence or amount of liability for the Excise Tax. The parties intend and agree that the five (5) business day deadline specified above in this Section 4.4 is not to be extended as a result of the following sentence which is included solely for the purpose of complying with Section 409A. The Company shall make a payment to reimburse the Participant in an amount equal to all federal, state and local taxes imposed upon the Participant that are described in this Section 4.4, including the amount of additional taxes imposed upon the Participant due to the Company’s payment of the initial taxes on such amounts, by the end of the Participant’s taxable year next following the Participant’s taxable year in which the Participant remits the related taxes to the taxing authority. Notwithstanding any provision of this Agreement to the contrary, if the Participant is a Specified Employee, any amounts to which the Participant would otherwise be entitled under this Section 4.4 during the first six months following the date of the Participant’s Separation From Service shall be accumulated and paid to the Participant on the date that is six months following the date of his Separation From Service.
     4.5 Legal Fees. The Company shall pay, on a fully grossed up, after tax basis, all legal fees and expenses incurred by the Participant (i) in disputing in good faith any issue relating to the Participant’s termination of employment, or (ii) in seeking in good faith to obtain or enforce any benefit or right provided under the Plan in accordance with Section 13.5. Such payments shall be made within ten (10) business days after the delivery of the Participant’s written request for the payment accompanied by such evidence of fees and expenses incurred as the Company may reasonably require. In any event the Company shall pay the Participant such legal fees and expenses by the last day of the Participant’s taxable year following the taxable year in which the Participant incurred such legal fees and expenses. The Company shall pay the Participant, on a fully grossed up, after tax basis, all legal fees and expenses incurred by the Participant in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit under the Plan. Such payments shall be made within ten (10) business days after delivery of the Participant’s written request for payment accompanied with such evidence of fees and expenses incurred as the Company may reasonably require. The parties intend and agree that the foregoing ten (10) business day deadline is not to be extended as a result of the following sentence which is included solely for the purpose of complying with Section 409A. The Company shall make a payment to reimburse the Participant in an amount equal to all legal fees and expenses incurred due to a tax audit or litigation relating to the application of section 4999 of the Code to any payment or benefit under this Agreement by the end of the Participant’s taxable year following the Participant’s taxable year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, by the end of the Participant’s taxable year following the Participant’s taxable year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation. The legal fees or expenses that are subject to reimbursement pursuant to this Section 4.5 shall not be limited as a result of when the fees or expenses are incurred. The amount of legal fees or expenses that is eligible for reimbursement pursuant to this Section 4.5 during a given taxable year of the Participant shall not affect the amount of expenses eligible for reimbursement in any other taxable year of the Participant. The right to reimbursement pursuant to this Section 4.5 is not subject to liquidation or exchange for another benefit. Notwithstanding any provision of this Agreement to the contrary, if the Participant is a Specified Employee, any amount to which the Participant would otherwise be entitled under this Section 4.5 during the first six months following the date of the Participant’s Separation From Service shall be accumulated and paid to the Participant on the date that is six months following the date of his Separation From Service.
5. TIME OF BENEFITS PAYMENTS
     The Company shall pay the Participant any cash benefits described in paragraphs (a), (b), (c), (d), (e) and (f) of Section 4.3 in a single sum cash payment within thirty (30) days after the Participant’s Separation From Service if the Participant is not a Specified Employee or on the date that is six months following the Participant’s Separation From Service if the Participant is a Specified Employee.
6. TERMINATION PROCEDURES AND COMPENSATION DURING DISPUTE
     6.1 Notice of Termination. After a Change in Control and during the Term of the Plan, any purported termination of the Participant’s employment by the Company shall be communicated by the Company by a written Notice of Termination to the Participant in accordance with Section 13.9 hereof. For purposes of the Plan, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in the Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Participant and an opportunity for the Participant, together with the Participant’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Participant was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail. No purported termination of the Participant’s employment by the Company after a Change in Control and during the Term of the Plan shall be effective unless the Company complies with the procedures set forth in this Section 6.1.
     6.2 Employment Termination Date. “Employment Termination Date,” with respect to any purported termination of the Participant’s employment after a Change in Control and during the Term of the Plan, shall mean (i) if the Participant’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Participant shall not have returned to the full-time performance of the Participant’s duties during such thirty (30) day period), and (ii) if the Participant’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Participant, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).
     6.3 Dispute Concerning Termination. If within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Employment Termination Date (as determined without regard to this Section 6.3), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Employment Termination Date shall be extended until the earlier of (i) the date on which the Term of the Plan ends or (ii) the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that the Employment Termination Date shall be extended by a notice of dispute given by the Participant only if such notice is given in good faith and the Participant pursues the resolution of such dispute with reasonable diligence.
     6.4 Compensation During Dispute. If a purported termination of employment occurs following a Change in Control and during the Term of the Plan and the Employment Termination Date is extended in accordance with Section 6.3 hereof, the Company shall continue to owe the Participant the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, salary) and continue the Participant as a participant in all compensation, benefit and insurance plans in which the Participant was participating when the notice giving rise to the dispute was given or those plans in which the Participant was participating immediately prior to the first occurrence of an event or circumstance giving rise to the Notice of Termination, if more favorable to the Participant, until the Employment Termination Date, as determined in accordance with Section 6.3 hereof. Amounts paid under this Section 6.4 are in addition to all other amounts due under the Plan (other than those due under Section 4.2 hereof) and shall not be offset against or reduce any other amounts due under the Plan.

7. WITHHOLDING
     Subject to the provisions of Section 4.4, Company may withhold from any benefits paid under the Plan all income, employment, and other taxes required to be withheld under applicable law.
8. DEATH OF PARTICIPANT
     If a Participant dies after his Employment Termination Date but before the Participant receives full payment of the benefits to which he is entitled, any unpaid benefits will be paid to the Participant’s surviving spouse, or if the Participant does not have a surviving spouse, to the Participant’s estate.
9. AMENDMENT AND TERMINATION
     During the Term of the Plan, the Plan may not be terminated or amended in any manner that would negatively affect a Participant’s rights under the Plan. Further, no amendment or termination of the Plan after a Participant’s Employment Termination Date shall affect the benefits payable to such Participant. Subject to the foregoing restrictions, Baker Hughes may amend or terminate the Plan by a written instrument that is authorized by the Committee.
10. ADOPTION OF PLAN BY OTHER EMPLOYERS
     (a) With the written approval of the Committee, any entity that is an Affiliate may adopt the Plan by appropriate action of its board of directors or noncorporate counterpart, as evidenced by a written instrument executed by an authorized officer of such entity or an executed adoption agreement (approved by the board of directors or noncorporate counterpart of the Affiliate), agreeing to be bound by all the terms, conditions and limitations of the Plan and providing all information required by the Committee.
     (b) The provisions of the Plan shall apply separately and equally to each adopting Affiliate and its employees in the same manner as is expressly provided for the Company and its employees, except that the power to appoint the Committee and the power to amend or terminate the Plan shall be exercised by Baker Hughes.
     (c) For purposes of the Code and ERISA, the Plan as adopted by the Affiliates shall constitute a single plan rather than a separate plan of each Affiliate.
11. DISPUTED PAYMENTS AND FAILURES TO PAY
     If the Company fails to make a payment in whole or in part as of the payment deadline specified in the Plan, either intentionally or unintentionally, other than with the consent of the Participant, the Participant shall make prompt and reasonable good faith efforts to collect the remaining portion of the payment. The Company shall pay any such unpaid benefits due to the Participant, together with interest on the unpaid benefits from the date of the payment deadline specified in the Plan at the annual rate of 120 percent of the rate specified in section

1274(b)(2)(8) of the Code within ten (10) business days of discovering that the additional monies are due and payable.
     The Company shall hold harmless and indemnify the Participant on a fully grossed-up after tax basis from and against (i) any and all taxes imposed under Section 409A by any taxing authority as a result of the Company’s failure to comply with this Section 11, and (ii) all expenses (including reasonable attorneys’, accountants’, and experts’ fees and expenses) incurred by the Participant due to a tax audit or litigation addressing the existence or amount of a tax liability described in clause (i); and (iii) the amount of additional taxes imposed upon the Participant due to the Company’s payment of the initial taxes and expenses described in clauses (i) and (ii).
     The Company shall make a payment to reimburse the Participant in an amount equal to all federal, state and local taxes imposed upon the Employee that are described in clauses (i) and (iii) of the foregoing paragraph of this Section 11, including the amount of additional taxes imposed upon the Participant due to the Company’s payment of the initial taxes on such amounts, by the end of the Participant’s taxable year next following the Participant’s taxable year in which the Participant remits the related taxes to the taxing authority. The Company shall make a payment to reimburse the Participant in an amount equal to all expenses and other amounts incurred due to a tax audit or litigation addressing the existence or amount of a tax liability pursuant to clause (ii) of the foregoing paragraph of this Section 11, by the end of Participant’s taxable year following the Participant’s taxable year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of the Participant’s taxable year following the Participant’s taxable year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.
12. FUNDING
     The Participant shall have no right, title, or interest whatsoever in or to any assets of the Company or any investments which the Company may make to aid it in meeting its obligations under the Plan. The Participant’s right to receive payments under the Plan shall be no greater than the right of an unsecured general creditor of the Company. Immediately prior to a Change in Control, the Company shall create an irrevocable grantor trust (the “Rabbi Trust”) which shall be subject to the claims of creditors of the Company. In the event that the Participant is a Specified Employee at the time he incurs a Separation From Service or at the time the Company determines that it is reasonably likely that the Participant will incur a Separation From Service in connection with a Change in Control, then immediately upon the Participant’s Separation From Service or, if earlier, the date on which the Company makes a determination that the Participant is reasonably likely to incur a Separation From Services in connection with a Change in Control, the Company shall transfer to the Rabbi Trust cash sufficient (on an undiscounted basis) to pay the cash amounts specified in Section 4.3, the estimated amount of the Gross-Up Payment to be made under Section 4.4 and the Interest Amount. The cash amounts specified in Section 4.3, the Gross-Up Payment and the Interest Amount shall be paid from the Rabbi Trust on the dates specified in Sections 4.4 and 5 herein, provided that the Company shall remain liable to pay any such amounts which for any reason are not paid from the Rabbi Trust. The trustee of the Rabbi Trust shall be a bank or trust company selected by the Company prior to the Change in Control.

13. MISCELLANEOUS
     13.1 Plan Not an Employment Contract. The adoption and maintenance of the Plan is not a contract between the Company and its employees that gives any employee the right to be retained in its employment. Likewise, it is not intended to interfere with the rights of the Company to terminate an employee’s employment at any time with or without notice and with or without cause or to interfere with an employee’s right to terminate his employment at any time.
     13.2 Alienation Prohibited. No benefits hereunder shall be subject to anticipation or assignment by a Participant, to attachment by, interference with, or control of any creditor of a Participant, or to being taken or reached by any legal or equitable process in satisfaction of any debt or liability of a Participant prior to its actual receipt by the Participant. Any attempted conveyance, transfer, assignment, mortgage, pledge, or encumbrance of the benefits hereunder prior to payment thereof shall be void.
     13.3 Severability. Each provision of the Plan may be severed. If any provision is determined to be invalid or unenforceable, that determination shall not affect the validity or enforceability of any other provision.
     13.4 Binding Effect. The Plan shall be binding upon any successor of the Company. Further, the Board shall not authorize a Change in Control that is a merger or a sale transaction unless the purchaser or the Company’s successor agrees to take such actions as are necessary to cause all Participants to be paid or provided all benefits due under the terms of the Plan as in effect immediately prior to the Change in Control.
     13.5 Settlement of Disputes Concerning Benefits Under the Plan; Arbitration. All claims by a Participant for benefits under the Plan shall be directed to and determined by the Committee and shall be in writing. Any denial by the Committee of a claim for benefits under the Plan shall be delivered to the Participant in writing within thirty (30) days after written notice of the claim is provided to the Company in accordance with Section 13.9 and shall set forth the specific reasons for the denial and the specific provisions of the Plan relied upon. The Committee shall afford a reasonable opportunity to the Participant for a review of the decision denying a claim and shall further allow the Participant to appeal to the Committee a decision of the Committee within sixty (60) days after notification by the Committee that the Participant’s claim has been denied. Any further dispute or controversy arising out of or relating to the Plan, including without limitation, any and all disputes, claims (whether in tort, contract, statutory or otherwise) or disagreements concerning the interpretation or application of the provisions of the Plan shall be resolved by arbitration in accordance with the rules of the American Arbitration Association (the “AAA”) then in effect. No arbitration proceeding relating to the Plan may be initiated by either the Company or the Participant unless the claims review and appeals procedures specified in this Section 13.5 have been exhausted. Within ten (10) business days of the initiation of an arbitration hereunder, the Company and the Participant will each separately designate an arbitrator, and within twenty (20) business days of selection, the appointed arbitrators will appoint a neutral arbitrator from the AAA Panel of Commercial Arbitrators. The arbitrators shall issue their written decision (including a statement of finding of facts) within thirty (30) days from the date of the close of the arbitration hearing. The decision of the arbitrators selected hereunder will be final and binding on both parties. This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16 (or replacement or successor statute). Pursuant to Section 9 of the Federal Arbitration Act, the Company and any Participant agree that a judgment of the United States District Court for the District in which the headquarters of Baker Hughes is located at the time of initiation of an arbitration hereunder may be entered upon the award made pursuant to the arbitration.
     13.6 Guaranty of Payment, Performance, and Observance by Baker Hughes. Baker Hughes hereby unconditionally guarantees to Participant the due, prompt and punctual payment, performance and observance by the Company, and its successors and assigns (collectively, the “Obligor”), of the Obligor’s obligations under the Plan (collectively, the “Guaranteed Obligations”), including, but not limited to, (i) the due, prompt and punctual payment of each and all amounts that the Company shall become obligated to pay under the Plan, as and when the same shall become due and payable hereunder, and (ii) the due, prompt and punctual performance and observance by the Company of each term, provision and condition the Company is required to perform or observe under the Plan, as and when the same shall be required to be performed or observed hereunder. In any case of the failure of the Obligor to punctually pay, perform or observe any of the Guaranteed Obligations, Baker Hughes agrees to promptly cause to be promptly paid, performed or observed such Guaranteed Obligation as and when such Guaranteed Obligation is required to be paid, performed or observed. Baker Hughes agrees that its obligations hereunder shall be as if it were the principal obligor and not merely a surety, and shall be absolute and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of any provision of the Plan, or any waiver, modification or indulgence granted to the Obligor with respect thereto, by the Participant, or any other circumstance that may otherwise constitute a legal or equitable discharge of a surety or guarantor. Baker Hughes hereby waives diligence, presentment, demand, any right to require a proceeding first against the Obligor, and all demands whatsoever, and covenants that its obligations under the Plan will not be discharged except by payment, performance and observance in full of all of the Guaranteed Obligations. The agreements of Baker Hughes hereunder shall inure to the benefit of and be enforceable by Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
     13.7 No Mitigation. The Company agrees that if the Participant’s employment with the Company terminates during the Term of the Plan, the Participant is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Participant by the Company pursuant to the Plan. Further, except as expressly provided otherwise herein, the amount of any payment or benefit provided for in the Plan (other than Section 4.3(f)) shall not be reduced by any compensation earned by the Participant as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Participant to the Company, or otherwise.
     13.8 Other Amounts Due. Except as expressly provided otherwise herein, the payments and benefits provided for in the Plan are in addition to and not in lieu of amounts and benefits that are earned by a Participant prior to his Termination of Employment. The Company shall pay a Participant any compensation earned through the Employment Termination Date but not previously paid the Participant. Further the Participant shall be entitled to any other amounts or benefits due the Participant in accordance with any contract, plan, program or policy of the

Company or any of its Affiliates. Amounts that the Participant is entitled to receive under any plan, program, contract or policy of the Company or any of its Affiliates at or subsequent to the Participant’s Termination of Employment shall be payable or otherwise provided in accordance with such plan, program, contract or policy, except as expressly modified herein.
     13.9 Notices. For the purpose of the Plan, notices and all other communications provided for in the Plan shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Participant, to the residential address listed on the Participant’s notification of participation and, if to the Company, to 2929 Allen Parkway, Suite 2100; Houston, Texas 77019; Attention: General Counsel, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt.
     13.10 Governing Law. All provisions of the Plan shall be construed in accordance with the laws of Texas, except to the extent preempted by federal law and except to the extent that the conflicts of laws provisions of the State of Texas would require the application of the relevant law of another jurisdiction, in which event the relevant law of the State of Texas will nonetheless apply, with venue for litigation being in Houston, Texas.
     13.11 Compliance With Section 409A. It is intended that the Plan shall comply with Section 409A. The provisions of the Plan shall be interpreted and administered in a manner that complies with Section 409A. The provisions of the Plan dealing with Section 409A reflect the manner in which the Plan has been operated in good faith compliance with Section 409A since January 1, 2005.
               IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer this 18th day of December, 2008, effective as of January 1, 2009.

BAKER HUGHES INCORPORATED
By:	/s/ Didier Charreton
Title:	Vice President, Human Resources

INTERNATIONAL SUPPLEMENT
1.	General. The provisions of this Supplement apply to individuals who are Non-US Employees (as defined below). The provisions of the Plan apply to Non-US Employees, except to the extent this Supplement modifies the provisions of the Plan.

The purpose of this Supplement is to provide for severance benefits for Non-US Employees in the event of a Termination of Employment.

Capitalized terms used in this Supplement which are defined in the Plan have the same meaning in this Supplement unless such terms are defined differently for purposes of this Supplement. The definition of terms defined in this Supplement apply only to this Supplement and not to other parts of the Plan.

2.	Definitions. Section 2.1 of the Plan is modified to add the following definitions to read as follows:
“Non-US Employee” means an individual (i) employed in the services of the Company on the active payroll where the operations or principal place of business of the individual’s employment is located outside of the United States and (ii) who is also an executive salary grade system employee (under the Company’s then current payroll system categories), or any comparable executive designations in any system that replaces such salary grade system. Notwithstanding the foregoing, the Committee may from time to time designate other individuals who may be eligible to participate in the Plan.

“Non-US Participant” means a Non-US Employee who is eligible to participate in the Plan.
3.	References. References in the Plan to “Employees” and “Participants” are deemed to be references to “Non-US Employees” and “Non-US Participants,” respectively.

4.	Benefits.

Section 4.3 shall be modified in the first paragraph to read as follows:

“Upon the occurrence of a Change in Control, the Company shall provide a Non-US Participant who has satisfied the eligibility requirements of Section 3 such severance benefits under the Plan as the Committee determines in accordance with the provisions of Exhibit A, taking into consideration any prohibitions or restrictions and any statutorily mandated severance benefits applicable to the Non-US Participant, with the intent of providing the Non-US Participant benefits that are generally comparable to the benefits provided to Participants under the Plan. It is the express intent of the Company that any benefits paid to a Non-US Participant under this Supplement and the Plan will be in lieu of any statutorily-mandated severance benefits (or other employment termination related benefits), including, but not limited to, gratuity and similar benefits.

Exhibit A
BAKER HUGHES INCORPORATED
CHANGE IN CONTROL SEVERANCE PLAN
SCHEDULE OF POST-TERMINATION OF EMPLOYMENT BENEFITS
     The benefits described in this Schedule are summaries only. Each benefit is fully described in the Plan. In the event of a conflict between the provisions of the Plan and this Exhibit A, the terms of the Plan shall govern.

Benefit	Details of Benefit
1. Severance Payment Based Upon Base Compensation Level 1 Level 2	3 years (equivalent of 36 months) of Highest Base Compensation 2 years (equivalent of 24 months) of Highest Base Compensation

2. Severance Payment Based Upon Bonuses	Based on the “Expected Value” (EV) target percentage under the Participant’s Bonus for the Termination of Employment year prorated to the Participant’s Employment Termination Date, plus an additional sum which is the product of:

(A) EV target percentage under the Participant’s Bonus for the Termination of Employment year, multiplied by

(B) Participant’s Highest Base Compensa- tion, and multiplied by either

Level 1	(C) 3
Level 2	2

3. Outplacement	$30,000
Level 1	$20,000
Level 2

Benefit	Details of Benefit
4. Performance Awards	Equity based performance awards are immediately vested and exercisable and all conditions thereof are deemed satisfied.

5. Lost Benefits Under Pension, Thrift and Supplemental Retirement Plans	An amount equal to the undiscounted value of the employer-provided accruals and credits the Participant would have earned under the Pension Plan, the Thrift Plan and the Supplemental Retirement Plan for the following period after the Participant’s Employment Termination Date had he continued to participate thereunder:

Level 1	3 years
Level 2	2 years

6. Accident and Health Insurance	Coverage for the following time period:

Level 1	36 months
Level 2	24 months

7. Life Insurance	An amount equal to the monthly premium amount for the basic life insurance coverage the Participant had at his Employment Termination Date multiplied by the following:

Level 1	36 months
Level 2	24 months

8. Perquisites	An amount equal to (i) the cost of the Participant’s Perquisites for the remainder of the calendar year in which the Employment Termination Date occurs and (ii) the cost of the Participant’s Perquisites for the following additional time period:

Level 1	36 months
Level 2	24 months

Benefit	Details of Benefit
9. Tax Gross-up Payment	An amount such that after the payment of (i) any Excise Taxes due on the Benefits and other benefits or payments, (ii) any federal, state and local income and employment taxes on the Benefits, and (iii) any Excise Tax on the Gross-Up Payment benefit, the net amount retained by the Participant shall be equal to the gross amount of the Benefits prior to such deductions.

10. Legal Fees	Legal fees and expenses incurred by the Participant (i) in disputing in good faith any issue relating to the Participant’s termination of employment, (ii) in seeking in good faith to obtain or enforce any Benefit or right provided under the Plan, or (iii) in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to the payment of the Benefits or other benefits or payments.